Exhibit 4.1
AMENDMENT TO RIGHTS AGREEMENT
     THIS AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), dated as of July 28, 2008, between Meadow Valley Corporation, a Nevada corporation (the “Company”), and Corporate Stock Transfer, Inc. (the “Rights Agent”), amends that certain Rights Agreement, dated as of February 13, 2007 (the “Rights Agreement”).
     WHEREAS, the Company is entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”) by and between the Company, Phoenix Parent Corp., a Delaware corporation (“Parent”), and Phoenix Merger Sub, Inc., a Nevada corporation (“Merger Sub”);
     WHEREAS, the Merger Agreement provides for the acquisition by Parent of the Company by means of a reverse triangular merger of Merger Sub with and into the Company (the “Merger”), as a result of which the Company will become a wholly-owned subsidiary of Parent, and each outstanding share of the Company’s Common Stock, $0.001 par value (the “Shares”), excluding Shares beneficially owned by Parent, Merger Sub, or any subsidiary of Parent will be converted into the right to receive in cash an amount per Share equal to $11.25, without interest;
     WHEREAS, the Company desires to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement;
     WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders that the Rights Agreement be amended as set forth below, (ii) approved this Amendment, and (iii) authorized its appropriate officers to execute and deliver the same to the Rights Agent;
     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof and the Company desires and directs the Rights Agent to execute this Amendment; and
     WHEREAS, the Distribution Date has not yet occurred.
     NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:
     1. Section 1(a) of the Rights Agreement is amended by adding the following clause at the end of Section 1(a):
     “Additionally, Phoenix Parent Corp., a Delaware corporation (“Parent”), Phoenix Merger Sub, Inc., a Nevada corporation (“Merger Sub”), or any Affiliate or Associate of Parent or Merger Sub, notwithstanding anything in this Agreement to the contrary, shall not be deemed to be an “Acquiring Person” (and no Distribution Date or Triggering Event shall be deemed to occur) as a result of (A) the approval, execution or delivery of that certain Agreement and Plan of Merger, dated as of July 28, 2008, by and between the Company, Parent, and Merger Sub (as the same may be amended from time to time, the “Merger Agreement”), including the approval, execution and delivery of any amendments thereto, (B) the consummation of the Merger (as defined in the Merger Agreement), (C) the conversion of shares pursuant to the Merger Agreement, (D) the announcement of the Merger Agreement or the Merger (as defined in the Merger Agreement), or (E) the consummation of any other transaction contemplated by the Merger Agreement.”
     2. Section 1(v) of the Rights Agreement is amended and restated in its entirety to read as follows:
     ““FINAL EXPIRATION DATE” shall mean the earlier to occur of (i) February 13, 2017 or (ii) immediately prior to the Effective Time of the Merger (as such term is defined in the Merger Agreement).”
     3. Section l(pp) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:
     “Notwithstanding anything in this Agreement to the contrary, no Stock Acquisition Date shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) the consummation of the Merger (as such term is defined in the Merger Agreement), (iii) the conversion of shares pursuant to the Merger Agreement, (iv) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement), or (v) the consummation of any other transaction contemplated by the Merger Agreement.”
     4. Section 7(a)(i) of the Rights Agreement is amended as follows:
     “(i) the Close of Business on February 13, 2017 (the “Final Expiration Date”)” shall be replaced with “(i) the Final Expiration Date,”.
     5. Section 26 of the Rights Agreement is hereby amended to update the contact information for the Company counsel as follows:
With a copy to:
Brownstein Hyatt Farber Schreck, LLP
410 17th Street, Suite 2200
Denver, Colorado 80202-4402
Attention: Adam Agron, Esq.
     6. A new Section 35 shall be added and shall read as follows:

     “Section 35. TERMINATION. Immediately prior to the Effective Time (as such term is defined in the Merger Agreement), this Agreement shall be terminated and all outstanding Rights shall expire.”
     7. This Amendment shall become effective upon execution of the Merger Agreement by the Company, Parent and Merger Sub. In the event that the Merger Agreement is terminated by the Company or the Parent in accordance with its terms, the provisions of paragraphs 1, 2, 3, 4 and 6 of this Amendment shall be deemed repealed and deleted without any further action on the part of the Company or the Rights Agent.
     8. Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms.
     9. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.
     10. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.
     11. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect
     12. Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement or the Merger Agreement, as applicable.
     13. The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Rights Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the day and year first above written.

MEADOW VALLEY CORPORATION
a Nevada corporation

By:	/s/ David Doty

Name:	David Doty
Title:	Chief Financial Officer

CORPORATE STOCK TRANSFER, INC..
as Rights Agent

By:	/s/ Carylyn Bell

Name:	Carylyn Bell

Title:	President

MEADOW VALLEY CORPORATION
OFFICER’S CERTIFICATE
July 28,2008
     Reference is hereby made to that certain Rights Agreement dated as of February 13, 2007 (the “Rights Agreement”) by and between Meadow Valley Corporation and Corporate Stock Transfer, Inc. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Rights Agreement.
     Pursuant to Section 27 of the Rights Agreement, the undersigned Chief Financial Officer of the Company hereby certifies, for and on behalf of the Company, and in its name, that the proposed amendment to the Rights Agreement attached hereto as Exhibit A is in compliance with Section 27 of the Rights Agreement.

MEADOW VALLEY CORPORATION

/s/ David Doty
David Doty
Chief Financial Officer

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